Exhibit 107
CALCULATION OF FILING FEE TABLE
424(b)(5)
(Form Type)
MYRIAD GENETICS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	7,441,176(1)	$17.00	$126,499,992.00(1)	0.00014760	$18,671.40(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$126,499,992.00		$18,671.40

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$18,671.40

(1)	Includes 970,588 shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock.
(2)	The registration fee is calculated in accordance with Rule 456(b) and Rule 457(r) of the Securities Act of 1933, as amended. This "Calculation of Filing Fee Table" shall be deemed to update the "Calculation of Filing Fee Table" in the registrant's Registration Statement on Form S-3 (File No. 333-275396) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.